                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [X]
     Filed by a party other than the registrant [  ]
     Check the appropriate box:
     [   Preliminary proxy statement
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Foundation Health Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.
     (1) Title of each class of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

                               [FOUNDATION LOGO]

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Foundation Health Corporation which will be held at the Company's executive offices located at 3400 Data Drive, Rancho Cordova, California, on Tuesday, November 14, 1995, at 2:00 p.m., Pacific Standard Time.

    At the Annual Meeting, stockholders will be asked to elect directors and to ratify the appointment of the Company's independent auditors. Information about these matters is contained in the attached Proxy Statement.

    The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

    I sincerely hope you will be able to attend the Annual Meeting and look forward to seeing you on November 14, 1995.

                                          Sincerely,

                                          [sig]

                                          Daniel D. Crowley
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

October 4, 1995

                         FOUNDATION HEALTH CORPORATION
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 14, 1995

                            ------------------------

To the Stockholders of
FOUNDATION HEALTH CORPORATION:

    The Annual Meeting of Stockholders of Foundation Health Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, November 14, 1995, at 2:00 p.m., Pacific Standard Time, at 3400 Data Drive, Rancho Cordova, California, to vote upon the following matters:

    1.  To elect directors;

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors; and

    3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

    Stockholders of record as of the close of business on September 22, 1995 are entitled to vote at this Annual Meeting. A complete list of stockholders entitled to vote will be available at the Company's executive offices, 3400 Data Drive, Rancho Cordova, California, for 10 days before the meeting.

    All stockholders are cordially invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed envelope. If you attend the meeting in person, you may withdraw your proxy and vote your own shares in person.

                                          By Order of the Board of Directors

                                          [sig]

                                          Allen J. Marabito
                                          SECRETARY

Rancho Cordova, California
October 4, 1995

                         FOUNDATION HEALTH CORPORATION
                               ------------------

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

PROXY SOLICITATION

    The enclosed proxy is solicited by the Board of Directors of Foundation Health Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, November 14, 1995, or at any adjournment of that meeting, for the purposes set forth in the foregoing Notice of Annual Meeting. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of Common Stock of the Company ("Common Stock") held in their names. Morrow & Co., Inc. ("Morrow") will assist the Company in the solicitation of proxies by the Company for a fee of $4,500, plus reasonable out-of-pocket expenses. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Original solicitations of proxies by mail may be supplemented by telephone, telegram and personal solicitation by Morrow, directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying proxy will be mailed on or about October 10, 1995 to all stockholders entitled to vote at the meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

    Stockholders of record at the close of business on September 22, 1995, are entitled to notice of and to vote at the meeting. On September 22, 1995, the Company had outstanding 57,044,786 shares of Common Stock entitled to vote in the election of directors.

    Any stockholder giving a proxy has the power to revoke it any time before it is exercised. It may be revoked by filing with the Secretary of the Company at the executive offices of the Company, 3400 Data Drive, Rancho Cordova, CA 95670, a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and voting in person.

    Each stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are entitled, or may distribute such votes on the same principle among as many candidates as the stockholder chooses, provided that votes cannot be cast for more than the total number of directors to be elected at the meeting. However, no stockholder may cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting and at least one stockholder at the meeting has given notice of the intention to cumulate votes prior to the voting. Each share has one vote on all other matters. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

NOMINEES

    The Board of Directors proposes the election of ten (10) directors of the Company for a term of one year. There will be one vacancy on the Board of Directors which is not intended to be filled at the present time. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. Nominations for the Board of Directors may be made by stockholders of the Company following the procedures set forth in the Bylaws no later than the seventh day following the day notice of the Annual Meeting was mailed.

    Names of the nominees and certain biographical information about them are set forth below:

    Daniel D. Crowley, age 47, has been a director and the President and Chief Executive Officer of the Company since May 1989. In May 1990, Mr. Crowley was appointed Chairman of the Board of Directors of the Company.

    David A. Boggs, age 52, has been Regional Director of Transit Operations of Laidlaw Transit, Inc. since December 1991. From July 1990 to December 1991, Mr. Boggs was a principal consultant, Vice President and Chief Financial Officer of Pacific Management Dynamics Corporation, a management consulting company. Mr.
Boggs is a member of the management and consumer advisory committee of Foundation Health, a California Health Plan, the Company's California medical health maintenance organization subsidiary. He has served as a director of the Company since 1990.

    Jeffrey L. Elder, age 47, was appointed Senior Vice President -- Chief Financial Officer of the Company in July 1991. Mr. Elder joined the Company in July 1989 as Vice President -- Financial Operations and was appointed Vice President -- Chief Financial Officer in March 1990. He has served as a director of the Company since 1991.

    Earl B. Fowler, age 70, is President and owner of Fowler International Corporation, an international consulting firm, Chairman and President of FPBSM Industries, an electromagnetic components manufacturing firm and Chairman of the Board, SPD Technologies, Inc., an electrical equipment manufacturer. Prior thereto, Mr. Fowler served in the United States Navy and retired as Vice Admiral, U.S. Navy, and Commander of the Naval Sea Systems Command. He has served as a director of the Company since 1988.

    Richard W. Hanselman, age 67, has been a corporate director of and consultant to various companies since 1986. Mr. Hanselman is also a director of Arvin Industries, Becton, Dickinson and Company, Benson Eyecare Corp, the Bradford Funds, Gryphon Holdings Inc., Columbia/HCA and IMCO Recycling, Inc. He has served as a director of the Company since 1990.

    Ross D. Henderson, M.D., age 49, was appointed Medical Director of Intergroup Prepaid Health Services of Arizona, Inc., the Company's Arizona HMO subsidiary, in May 1995 and has been a practicing physician with Thomas-Davis Medical Centers, P.C., an affiliated professional corporation ("TDMC") since 1975 and the Medical Director of TDMC since 1981. Dr. Henderson was a member of the Board of Directors of Intergroup Healthcare Corporation or its predecessors from 1989 until its merger with the Company in November 1994. He has served as a director of the Company since 1994.

    Frank A. Olson, age 63, has been Chairman of the Board of Directors and Chief Executive Officer of The Hertz Corporation since 1977. Mr. Olson is also a director of Becton, Dickinson and Company, Commonwealth Edison Company, Cooper Industries and UAL, Inc. and is an executive committee member of the World Travel and Tourism Council. He has served as a director of the Company since 1994.

    Richard J. Stegemeier, age 67, retired, is Chairman Emeritus of the Board of Directors of Unocal Corporation and served as Chairman and Chief Executive Officer of Unocal Corporation from July 1988 until his retirement in May 1994. Mr. Stegemeier is also a director of First Interstate Bancorp, Halliburton Company, Northrop Corporation, Outboard Marine Corporation and Pacific Enterprises. He has served as a director of the Company since 1993.

    Steven D. Tough, age 44, has been employed by the Company and its subsidiaries in various capacities since 1978. In October 1994, Mr. Tough was appointed President and Chief Operating Officer -- Government Programs. Mr. Tough has been a director of the Company since 1988.

    Raymond S. Troubh, age 69, is a financial consultant in New York City. Mr. Troubh is also a director of ADT Limited, America West Airlines, Inc., American Maize-Products Company, Applied Power, Inc., ARIAD Pharmaceuticals, Inc., Atlas Corporation, Becton, Dickinson and Company, Benson Eyecare Corp, General American Investors Company, Manville Corporation, The Olsten Corporation, Petrie Stores Corporation, Riverwood International Corporation, Time Warner Inc., Triarc Companies, Inc. and Wheeling-Pittsburgh Corporation. He has served as a director of the Company since 1991.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION FOR DIRECTOR OF THE NOMINEES SET FORTH ABOVE.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company met 8 times during the fiscal year ended June 30, 1995.

    The Audit Committee of the Board of Directors, consisting of independent directors Earl B. Fowler, Chairman, David A. Boggs and Richard J. Stegemeier, met 4 times during the last fiscal year. The Audit Committee's functions are to recommend, subject to approval by the Board of Directors and the stockholders, the Company's independent auditors and to review the scope and results of audits by the independent auditors and the work performed by the Company's internal audit department.

    The Compensation and Organizational Committee of the Board of Directors, consisting of independent directors Raymond S. Troubh, Chairman, David A. Boggs and Frank A. Olson, met 6 times during the last fiscal year. The Compensation and Organizational Committee's functions are to develop and monitor compensation arrangements in accordance with the policies of the Board of Directors. In performing these functions, the Compensation and Organizational Committee administers and makes awards, interpretations and other decisions under the Company's employee benefit and compensation plans, including the Company's stock option plans.

    The Report of the Compensation and Organizational Committee of the Board of Directors on Executive Compensation is set forth beginning at page 6.

    The Committee on Directors, consisting of independent directors Richard J. Stegemeier, Chairman, Robert Anderson and Richard W. Hanselman and employee director Daniel D. Crowley, met once during the last fiscal year. The Committee on Directors' functions are to make recommendations to the Board regarding the size and composition of the Board of Directors and the criteria for election and re-election of members of the Board of Directors, as well as providing candidates for consideration by the Board to fill any vacancies that occur. The Committee on Directors will consider nominees recommended by the stockholders of the Company. Such nominations must generally be received by the Company not less than 120 days prior to the meeting of stockholders at which directors are to be elected. However, if less than 120 days notice is given of the Annual Meeting, such nominations may be made no later than the seventh day after the day notice of the Annual Meeting was mailed. Notice of such nominees must contain information disclosed of nominees in proxy solicitations regulated by Regulation 14A of the Securities Exchange Act of 1934 (the "Exchange Act").

    The Investment Policy Committee of the Board of Directors, consisting of independent directors Richard W. Hanselman, Chairman, Raymond S. Troubh and Frank A. Olson and employee directors Daniel D. Crowley and Jeffrey L. Elder, met 5 times during the last fiscal year. The Investment Policy Committee's functions are to review the Company's investment policies and guidelines, monitor performance of the Company's investment portfolio, review the Company's financial structure and operations in light of the Company's long-term objectives and review and recommend to the Board of Directors appropriate action on proposed acquisitions and divestitures.

    During the last fiscal year, each Board member attended at least 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or on such committee.

DIRECTORS' COMPENSATION

    Employee directors receive no additional compensation for service on the Board of Directors or its committees. Non-employee directors of the Company receive an annual retainer fee of $25,000 plus $1,500 for each quarterly Board meeting attended, $1,000 for each special Board meeting or committee meeting attended, and $500 for participation in each telephonic Board or committee meeting. The Investment Policy Committee and the Compensation and Organizational Committee chairmen each receive an annual fee of $10,000, the Audit Committee chairman receives an annual fee of $5,000 and other committee chairmen receive annual fees of $3,000. Directors may elect to defer all or a part of their compensation under the Company's Deferred Compensation Plan. Directors also have the right to receive all of their fees or their annual retainer fees in the form of shares of the Company's Common Stock issued under the Company's 1990 Stock Option Plan (the "Option Plan"). The number of shares is determined by dividing the amount of the fees payable by the market value of Common Stock on the date when the fees are payable.

    Under the terms of the Option Plan, upon joining the Board, each non-employee director receives an option to purchase 25,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the stock on the date of grant, which option vests ratably over the next five anniversary dates of the date of grant.

    In 1994, the Company adopted a retirement plan for non-employee directors. The Directors' Retirement Plan provides a retirement benefit to any director who is not an employee of the Company and who is either a member of the Board of Directors as of July 1, 1994 or who thereafter becomes a member of the Board. The retirement program will pay a monthly benefit for his or her life equal to
(i) 1/12 times the director's final average earnings (i.e., all of a director's average annual earnings from the Company, excluding consulting fees and income arising from stock options, in the three calendar years within the final 10 calendar years in which the director's earnings were highest), (ii) times the director's vested percentage (which increases from 50% for three years of service to 100% for 10 or more years of service), (iii) times 70%. Directors who have less than three years of service with the Company are not entitled to any benefits. The benefit will commence following the later of the date a director attains age 60 or the date he or she ceases to be a director.

    Mr. Hanselman acted as consultant to the Company commencing in April 1991 and during 1994 was paid at the rate of $3,750 per month for his consulting services until the termination of this consulting arrangement effective October 1, 1994.

COMPENSATION AND ORGANIZATIONAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation and Organizational Committee of the Board of Directors is comprised of independent directors Raymond S. Troubh, Chairman, David A. Boggs and Frank A. Olson. The Company's Compensation and Organizational Committee does not include any present or former officers or employees of the Company or any of its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following information is furnished as to beneficial ownership of shares of the Common Stock of the Company held by (i) each director, (ii) each of the Company's officers named in the Summary Compensation Table, (iii) all directors and officers as a group, and (iv) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, as of August 31, 1995.

                                                                     AMOUNT AND NATURE
                                                                       OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNERSHIP (1)(2)   PERCENT (1)(2)
- -------------------------------------------------------------------  ------------------  ---------------
Daniel D. Crowley (3)(4)...........................................          504,033            *
Steven D. Tough (3)(4).............................................          104,166            *
Jeffrey L. Elder (3)(4)............................................          103,333            *
Kirk A. Benson (3)(4)..............................................          115,333            *
Allen J. Marabito (3)(4)...........................................           75,833            *
Robert Anderson (5)(6).............................................           13,596            *
David A. Boggs (5).................................................           10,000            *
Earl B. Fowler (5).................................................           22,424            *
Richard W. Hanselman (5)...........................................           13,099            *
Ross D. Henderson, M.D.............................................           82,940            *
Frank A. Olson (5).................................................            6,000            *
Richard J. Stegemeier (5)..........................................           10,000            *
Raymond S. Troubh (5)..............................................           25,349            *
All directors and executive officers as a group (13 persons)
 (4)(5)(6).........................................................        1,086,106            1.88 %

- ------------------------
*    Amount represents less than 1% of the Company's Common Stock.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of August 31, 1995 that such person or group has the right to acquire within 60 days after such date.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) The address for each of Messrs. Crowley, Tough, Elder, Benson and Marabito is c/o Foundation Health Corporation, 3400 Data Drive, Rancho Cordova, CA 95670.

(4) Includes shares issuable upon exercise of options within 60 days of August 31, 1995 as follows: Mr. Crowley, 390,833, Mr. Tough, 104,166, Mr. Elder, 103,333, Mr. Benson, 108,333, Mr. Marabito, 75,833, and all executive officers as a group (five persons), 782,498.

(5) Includes shares issuable upon exercise of options within 60 days of August 31, 1995 as follows: Messrs. Fowler, Hanselman and Troubh, 12,099, Mr. Anderson, 12,096, Messrs. Boggs and Stegemeier, 10,000, and Mr. Olson, 5,000.

(6) Includes 1,500 shares held by the Robert Anderson Variable Trust dated February 15, 1978 of which Mr. Anderson is settlor and co-trustee.

                             EXECUTIVE COMPENSATION

    REPORT OF THE COMPENSATION AND ORGANIZATIONAL COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

    The Compensation and Organizational Committee of the Board of Directors of the Company (the "Committee") consists of three independent directors (who are neither employees nor officers of the Company). The Committee reviews the Company's executive compensation program and policies each year, determines the compensation of the Chief Executive Officer ("CEO") and reviews and approves the CEO's recommendations for the compensation of the other senior executive officers of the Company.

    The Committee's philosophy regarding compensation of the Company's senior management is to link rewards to financial and operational performance, to encourage creation of stockholder value and to achieve the Company's strategic goals and objectives. Through its executive compensation policies, the Committee seeks to attract, retain and motivate highly qualified executives who will contribute to the Company's success. Thus, the Committee believes the Company's compensation arrangements must remain competitive with those offered by other companies of similar size and scope of operations, including other large, publicly-held managed care organizations. To achieve these goals, the executive compensation program consists of three primary components which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management. These components are base annual salary, short-term incentive awards under the Company's Executive Incentive Plan (the "Incentive Plan") and long-term incentive opportunity in the form of stock option grants. The Committee also believes that the availability of comprehensive benefits is important to its goal of retaining high-quality leadership and motivating executive performance consistent with stockholder interest. Accordingly, the Company makes available to its senior executive officers a broad range of benefit programs, which are also available to employees generally, including life and disability insurance, a Profit Sharing and 401(k) Plan, an employee stock purchase plan and other benefit programs. Along with other highly compensated employees of the Company, executive officers are also eligible to participate in the Company's Deferred Compensation Plan, a nonqualified compensation deferral plan under which the Company matches a portion of the amount of employee deferred compensation. Effective July 1, 1994, in conjunction with the advice and recommendation of an independent compensation consulting firm, the Company established a Supplemental Executive Retirement Plan, Executive Retiree Medical Benefits Plan and split-dollar life insurance program as well as enhancing long-term disability benefits for selected senior executive officers.

    The Committee recognizes that the industry in which the Company operates is both highly competitive and undergoing significant change, including the results and uncertainties of health care reform, consolidation of competitors and pricing pressures. During fiscal year 1995, the Company completed several significant mergers and acquisitions, which achieved the Company's strategic goals for such year of becoming a more integrated managed care company, achieving geographic diversity throughout the south and southwest and having at least one million commercial medical risk lives. These mergers and acquisitions included Reviewco and The Noetics Group, workers' compensation bill review, cost-containment and administration companies, CareFlorida Health Systems, Inc., a Florida based managed health care company, Community Medical Plan, Inc., a Florida Medicaid HMO, Southern Colorado Health Plan, Inc., a southern Colorado HMO, Intergroup Healthcare Corporation, an Arizona and Utah based managed health care company, Thomas-Davis Medical Centers, P.C., an Arizona professional corporation which employs physicians who provide health care services to patients in Arizona, and a 50-state licensed property and casualty insurance company. The Company also commenced start-up HMO operations in Louisiana, Texas, Oklahoma, Florida and the United Kingdom and has HMO license applications pending in Nevada and Alabama. The Committee continues to review the Corporation's compensation programs as the Corporation's strategic, competitive and performance requirements necessitate, including the impact of strategic acquisitions on the financial performance component of the Corporation's incentive plans.

    BASE SALARIES

    Individual salaries are determined based on individual experience, performance and responsibilities within the Company and relative competitiveness within the managed care industry. On an annual basis, the Committee reviews these factors with the CEO and approves, with any modifications it deems appropriate, an annual salary plan for the Company's senior executive officers, subject to existing employment agreements. The Committee determined that the CEO's salary will remain unchanged for fiscal year 1996.

    SHORT-TERM INCENTIVE PROGRAM

    The  goal  of the  short-term incentive  program is  to place  a substantial
portion  of  the  CEO's  and  other  senior  executive  officers'  annual   cash
compensation at risk to provide strong incentives for the achievement of specific earnings per share targets and other individual and organizational goals which are crucial to the future of the Company and to the enhancement of stockholder value. Under the Incentive Plan, prior to the commencement of each fiscal year, corporate and individual performance goals for purposes of determining annual incentive compensation are established for each member of senior and middle management. These corporate and individual goals constitute an integral part of the Company's annual business plan and budget. Specific weighting is assigned for quantifiable financial, strategic and service goals. Financial goals include meeting or exceeding specified earnings per share targets and maintaining administrative expenses within budget. Strategic goals include new product development, new business initiatives and increasing market share in each of the Company's three primary lines of business, i.e., commercial, managed care government contracts and specialty services managed care. Service goals include quality and service improvement and responsiveness to both customers and providers. These goals are tied to specific objective criteria.

    Under the Incentive Plan, senior executive officer participants are eligible for an incentive award only if the Company's actual earnings per share ("EPS") equals or exceeds the EPS threshold established under the Plan (which is based on increments of the prior fiscal year's actual EPS). The CEO's incentive is based solely upon the Company meeting or exceeding its EPS targets. The incentive compensation for the other senior executive officer participants is determined by multiplying base salary by the individual's target incentive percentage (which ranges from 50% to 100% of base salary) times the incentive performance level achieved based on the financial, strategic and service goals described above. For fiscal year 1995, the EPS threshold was based on the Company's restated fiscal year 1994 financial statements to reflect the effects of the Company's transactions accounted for as pooling of interests during the 1995 fiscal year. The EPS component multiplier was capped at one times for this fiscal year only (compared to a three times multiplier which is permitted under the Incentive Plan). Because several of the Company's strategic mergers and acquisitions in fiscal year 1995 were dilutive to the Corporation's short-term financial goals, the Committee determined that it was equitable to cap the multiplier for this fiscal year only to more closely align management's interests with those of the Corporation's stockholders. In fiscal year 1995, senior executive officer participants achieved 100% of their proposed incentive awards under the Incentive Plan; the average attainment for all participants in the Incentive Plan, other than the CEO, was 83.8% of the proposed incentive awards.

    LONG-TERM INCENTIVE

    The Company's long-term incentive opportunity consists of the annual grant of stock options pursuant to the Option Plan. The Committee believes that through the use of stock options, senior management interests are directly tied to enhancing stockholder value. Stock options are currently granted at exercise prices at least equal to 100% of the fair market value of the Company's Common Stock on the date of grant. Stock options generally have terms of ten years and generally vest equally over a period of three or more years. The stock options provide value to the recipients only when the price of the Company's stock increases above the option grant price and the employee remains in the employ of the Company until the option is exercisable.

    In April 1995, the Committee granted stock options to the named executive officers as well as selected other key employees and consultants. In determining the size of grant for the optionees, the Committee reviewed the recommendations of the CEO, and assessed individual performance, contributions to the business, prior years' grants, the number of outstanding options held by each optionee and the relative levels of responsibility. On April 25, 1995, Mr. Crowley was granted an option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $28.00, which was 100% of the fair market value of the Common Stock on the date of grant, to vest equally over the next three years. The Committee believes this grant was commensurate with Mr. Crowley's performance and contributions to the Company as well as the Committee's view of the importance of Mr. Crowley's continuing role in determining the future success of the Company and the Committee's desire to link a larger part of his compensation to enhanced stockholder value.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's Incentive Plan was approved by the Company's stockholders in 1994. The Company believes that awards under the Incentive Plan qualify for the corporate tax deduction. In addition, the Company's Option Plan has been structured in a manner that appears to comply with the statute's requirements and, as a result, performance-based compensation associated with stock options is not expected to be subject to the deduction limit. Accordingly, the Company does not expect this new deduction limitation to have a material effect on its operations or financial condition. It is the Committee's intent to request stockholder approval of future compensation plans for the executive officers subject to the deduction limit as required by these regulations so the corporate tax deduction is maximized without limiting the Committee's flexibility to attract and retain qualified executives to manage the Company. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

    The Committee believes that the programs described above provide base salary payments and short and long-term incentive compensation structures that effectively link executive and stockholder interests through equity-based plans and are structured to provide incentives that are consistent with the long-term goals of the Company.

    The   foregoing  report   has  been   furnished  by   the  Compensation  and
Organizational  Committee  of  the  Board  of  Directors  of  Foundation  Health
Corporation:

       Raymond S. Troubh, Chairman
       David A. Boggs
       Frank A. Olson

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information relating to cash and other forms of compensation paid to, or accrued by the Company on behalf of, the Chief Executive Officer and the four other highest paid executive officers who received total compensation in excess of $100,000 for the fiscal year ended June 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION             LONG-TERM
                                                   ------------------------------------  COMPENSATION
                                                                          OTHER ANNUAL      AWARDS        ALL OTHER
                                                    SALARY                COMPENSATION   -------------  COMPENSATION
NAME                                  FISCAL YEAR     (1)       BONUS          (2)          OPTIONS          (3)
- ------------------------------------  -----------  ---------  ----------  -------------  -------------  -------------
Daniel D. Crowley ..................        1995   $ 752,885  $  750,000    $  88,021        100,000      $ 491,867
  President and Chief                       1994     555,288   2,700,000       43,482        500,000        342,172
  Executive Officer                         1993     481,738   3,402,000       28,824         75,000        462,411
Steven D. Tough ....................        1995     250,962     210,000       30,467         30,000        122,895
  President and Chief                       1994     241,022     328,125       21,580         25,000         50,426
  Operating Officer --                      1993     231,550     540,512       14,442         20,000         14,858
  Government Programs
Jeffrey L. Elder ...................        1995     215,832     210,000       30,335         30,000        159,110
  Senior Vice President --                  1994     192,180     287,000       15,927         30,000         63,121
  Chief Financial Officer                   1993     184,196     307,200        7,339         20,000         76,390
Kirk A. Benson .....................        1995     269,365     245,000       29,718         30,000        177,886
  President and Chief                       1994     190,123     287,000        8,283         30,000         63,193
  Operating Officer --                      1993     169,600     405,650        5,084         35,000         82,400
  Commercial Operations
Allen J. Marabito ..................        1995     205,788     175,000       15,998         30,000        145,636
  Senior Vice President --                  1994     189,700     287,000       10,627         30,000         62,948
  General Counsel and                       1993     179,466     304,000        6,125         20,000         68,409
  Secretary

- ------------------------------
(1) Includes amounts deferred pursuant to the Company's Deferred Compensation Plan and the Company's Profit Sharing and 401(k) Plan.

(2)  Consists of amounts reimbursed for payment of taxes.

(3) Includes amount of Company matching contributions pursuant to the Deferred Compensation Plan (pursuant to which the Company makes matching contributions of up to 10% of a participating employee's compensation, including base salary and bonus) and the 401(k) Plan (pursuant to which the Company makes matching contributions of up to 6% of each participating employee's compensation). Also includes amounts deemed to be compensation under the rules of the Securities and Exchange Commission related to the present value of the premium payments made by the Company for the benefit of the named executive officers under the Company's split-dollar life insurance program. Such amounts in fiscal year 1995 amounted to $81,466; $53,184; $52,636; $46,278; and $48,394 for Messrs. Crowley, Tough, Elder,
     Benson and Marabito, respectively. Premiums and cost of funds paid by the Company will be reimbursed to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the executive's beneficiary.

STOCK OPTION GRANTS IN FISCAL YEAR 1995
    The following table sets forth information relating to stock option grants to each of the officers named in the Summary Compensation Table under the Option Plan for the fiscal year ended June 30, 1995.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1995

                                                    INDIVIDUAL GRANTS
                                   ----------------------------------------------------
                                                  % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                                    NUMBER OF   OPTIONS GRANTED  EXERCISE                 AT ASSUMED ANNUAL RATES OF
                                     OPTIONS    TO EMPLOYEES IN    PRICE    EXPIRATION   STOCK PRICE APPRECIATION FOR
NAME                               GRANTED (1)      1995(2)      ($/SHARE)   DATE (3)          OPTION TERM (4)
- ---------------------------------  -----------  ---------------  ---------  -----------  ----------------------------
                                                                                              5%             10%
Daniel D. Crowley ...............     100,000            12.4  % $   28.00     4/25/05   $   1,760,905  $   4,462,479
 President and Chief
 Executive Officer
Steven D. Tough .................      30,000             3.7  % $  31.125      4/5/05   $     587,230  $   1,488,157
 President and Chief
 Operating Officer --
 Government Programs
Jeffrey L. Elder ................      30,000             3.7  % $  31.125      4/5/05   $     587,230  $   1,488,157
 Senior Vice President --
 Chief Financial Officer
Kirk A. Benson ..................      30,000             3.7  % $  31.125      4/5/05   $     587,230  $   1,488,157
 President and Chief
 Operating Officer --
 Commercial Operations
Allen J. Marabito ...............      30,000             3.7  % $  31.125      4/5/05   $     587,230  $   1,488,157
 Senior Vice President --
 General Counsel and
 Secretary

- ------------------------
(1) All options granted in fiscal year 1995 expire 10 years following the date of grant, subject to earlier termination upon certain events related to termination of employment.

(2) Includes options to purchase 809,382 shares granted to the Company's employees under the Option Plan.

(3) The options are exercisable as to 1/3 of the shares on each of April 5, 1996, 1997 and 1998, except for the option to purchase 100,000 shares granted to Mr. Crowley which are exercisable as to 1/3 of the shares on each of April 25, 1996, 1997 and 1998.

(4) The dollar amounts in this table are the result of calculations at the 5 and 10 percent rates used to determine the potential realizable value of the stock options in the above table and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock prices. No assurances can be given that the stock prices will appreciate at these rates or experience any appreciation at all.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1995 AND FISCAL YEAR END OPTION VALUES

    With respect to each of the officers named in the Summary Compensation Table, the following table contains information relating to the exercise of options during fiscal year 1995.

               AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1995 AND
                         FISCAL YEAR END OPTION VALUES

                                                                           NUMBER OF        VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                                              SHARES                   AT JUNE 30, 1995       AT JUNE 30, 1995
                                             ACQUIRED       VALUE        EXERCISABLE/           EXERCISABLE/
NAME                                        ON EXERCISE  REALIZED (1)    UNEXERCISABLE       UNEXERCISABLE (2)
- ------------------------------------------  -----------  -----------  -------------------  ----------------------
Daniel D. Crowley.........................       0            0         390,833/479,167      $1,428,990/$80,475
  President and Chief
  Executive Officer
Steven D. Tough...........................       0            0         104,166/53,334           $481,140/0
  Senior Vice President and
  Chief Operating Officer -- Government
  Programs
Jeffrey L. Elder..........................       0            0         103,333/56,667           $515,740/0
  Senior Vice President --
  Chief Financial Officer
Kirk A. Benson............................       0            0         108,333/61,667           $400,950/0
  President and Chief
  Operating Officer --
  Commercial Operations
Allen J. Marabito.........................       0            0          75,833/56,667           $110,370/0
  Senior Vice President --
  General Counsel and Secretary

- ------------------------
(1) Calculated as market price per share at time of exercise less the per share exercise price.

(2) Based on the closing price of the Common Stock on June 30, 1995 of $27.125 per share.

PENSION PLAN TABLE

    The following table sets forth the annual retirement benefits payable under the Company's Supplemental Executive Retirement Plan ("SERP") upon retirement at or after age 60. A participant must have at least five years of service with the Company to receive any retirement benefit, and must have 10 or more years of service to obtain the full retirement benefit.

                               PENSION PLAN TABLE

REMUNERATION (1)                       YEAR OF SERVICE (2)
- -----------  ---------------------------------------------------------------
                 15           20           25           30           35

$   200,000  $   140,000  $   140,000  $   140,000  $   140,000  $   140,000
    225,000      157,500      157,500      157,500      157,500      157,500
    250,000      175,000      175,000      175,000      175,000      175,000
    300,000      210,000      210,000      210,000      210,000      210,000
    350,000      245,000      245,000      245,000      245,000      245,000
    400,000      280,000      280,000      280,000      280,000      280,000
    450,000      315,000      315,000      315,000      315,000      315,000
    500,000      350,000      350,000      350,000      350,000      350,000
    550,000      385,000      385,000      385,000      385,000      385,000
    600,000      420,000      420,000      420,000      420,000      420,000
    650,000      455,000      455,000      455,000      455,000      455,000
    700,000      490,000      490,000      490,000      490,000      490,000
    750,000      525,000      525,000      525,000      525,000      525,000
    800,000      560,000      560,000      560,000      560,000      560,000
    850,000      595,000      595,000      595,000      595,000      595,000
    900,000      630,000      630,000      630,000      630,000      630,000

- ------------------------
(1) Under the SERP, benefits are determined based on the executive's highest annual base salary in the five calendar years prior to retirement. The benefits are not subject to deduction for federal Social Security or other offset amounts. As of the date hereof, the highest annual base salary and years of service for each of the officers named in the Summary Compensation Table are: Daniel D. Crowley, $750,000, seven years; Steven D. Tough, $300,000, seven years; Jeffrey L. Elder, $300,000, seven years; Kirk A. Benson, $350,000, seven years; and Allen J. Marabito, $250,000, five years.

(2) Under the SERP, a year of service is any calendar year after 1988 in which the executive completes 1,000 hours of service.

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return of the Standard & Poor's 500 stock index and the Standard & Poor's Health Care Composite Index. The comparison assumes the investment of $100 on July 11, 1990 (the date the Company's Common Stock became registered under Section 12 of the Exchange Act) based on the initial public offering price of such stock on that date and that dividends were reinvested when paid. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         FOUNDATION HEALTH CORP          HEALTH CARE COMPOSITE       S&P 500 INDEX
Base Period 7/11/90                           $ 100                          $ 100             $ 100
1991                                       $ 233.01                       $ 120.04          $ 105.00
1992                                       $ 354.01                       $ 129.58          $ 119.08
1993                                       $ 354.01                       $ 113.82          $ 135.31
1994                                       $ 468.01                       $ 113.80          $ 137.22
1995                                       $ 325.51                       $ 165.29          $ 172.99

EMPLOYMENT AGREEMENTS

    Each of the named executive officers has entered into an employment agreement with the Company for a term of five years commencing in April 1994, which will be extended automatically for one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. The agreements provide that each officer is entitled to base salary, participation in all employee benefit programs, reimbursement for business expenses and participation in the Incentive Plan. Messrs. Crowley, Tough, Elder, Benson and Marabito are currently entitled to receive annual base salaries of $750,000, $300,000, $300,000, $350,000 and $250,000, respectively.

    The agreements also contain provisions that entitle each of the named executive officers to receive severance benefits, which are payable if the officer's employment with the Company is terminated for various reasons, including death and termination following a "change of control" of the Company. Under the employment agreements, a change in control would result (i) from a change in the composition of the Board of Directors of the Company as a result of which fewer than two-thirds of the incumbent directors are directors who either had been directors of the Company 24 months prior to such change or were elected to the Board with the affirmative vote of at least a majority of the directors who had been directors of the Company 24 months prior to such change or (ii) if any person becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities having the right to vote at elections of directors. In the event that during the term of the employment agreement and within two years after the occurrence of a change of control, one of the above officers voluntarily resigns for "good reason" or is terminated by the Company for any reason other than "cause," disability or retirement, the employee shall be entitled to a severance payment. The amount of the payment is equal to 2.99 times base salary then in effect and the average annual bonus paid to the employee for the most recent three fiscal years, acceleration of all unvested employee benefits, including outstanding unvested options, and the provision of life, disability, health and accident insurance for 36 months following termination. "Good reason" is defined as a demotion, substantial reduction in authority or responsibility, reduction in base compensation or adverse change in the formula regarding bonus calculation or relocation of more than 100 miles. "Cause" means a willful act by the employee which constitutes gross misconduct or fraud and which is materially injurious to the Company or conviction of, or a plea of guilty or no contest to, a felony. The contingent liability for severance payments that the Company would be required to make under the employment agreements (excluding amounts which may be payable under incentive plans and the value of certain benefits) assuming termination as of August 31, 1995 after a qualifying "change of control" would be $9,071,660, $1,972,043, $1,698,520, $1,981,025 and $1,510,946, respectively, for Messrs, Crowley, Tough, Elder, Benson and Marabito. In addition, the terms of the Rabbi Trust which was established by the Company in connection with the SERP, the Directors' Retirement Plan and the Executive Retiree Medical Plan, provide that upon a change of control of the Company, the Company shall make an irrevocable contribution to the trust in an amount sufficient to pay the participants and beneficiaries benefits to which they are entitled under the plans at the date of the change of control.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its officers, directors and greater than 10 percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 1995.

       PROPOSAL TWO -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Audit Committee recommended and the Board of Directors approved the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending June 30, 1996 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements commencing the fiscal year ended June 30, 1993. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1996 Annual Meeting must be received by the Secretary of the Company no later than July 14, 1996, in order that they may be included in the Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

    Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

                                          THE BOARD OF DIRECTORS

Dated: October 4, 1995

    UPON WRITTEN REQUEST OF ANY STOCKHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 3400 DATA DRIVE, RANCHO CORDOVA, CALIFORNIA 95670, ATTENTION: DIRECTOR OF INVESTOR RELATIONS. THE REQUEST MUST INCLUDE A REPRESENTATION BY THE STOCKHOLDER THAT AS OF SEPTEMBER 22, 1995, THE STOCKHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

                          FOUNDATION HEALTH CORPORATION
                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

PROXY
- -----
The undersigned hereby authorizes Daniel D. Crowley, Allen J. Marabito, Jeffrey
L. Elder and Patricia A. Burgess, with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Foundation Health Corporation to be held on Tuesday, November 14, 1995, or at any adjournment thereof.


           (Continued, and to be Marked, Signed and Dated, on Reverse Side)
- -------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

I plan to attend the meeting. /    /


TO ELECT DIRECTORS - Nominees: Daniel D. Crowley, David A. Boggs, Jeffrey L. Elder, Earl B. Fowler, Richard W. Hanselman, Ross D. Henderson, M.D., Frank A. Olson, Richard J. Stegemeier, Steven D. Tough and Raymond S. Troubh
For all nominees except as noted below:

FOR all nominees                 WITHHELD for all nominees
 /  /                               /  /

For all nominees except as noted below:

(Write the name of the nominee(s) in the space below)

- -----------------------------------------------------------------------


2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ended June 30, 1996.

FOR                    AGAINST             ABSTAIN
/  /                   /  /               /  /


3. In their discretion, the proxies are authorized to vote on such other business as may properly come before said meeting.


Signature:
           ------------------------------
Date:
           ------------------------------
Signature:
           ------------------------------
Date:
           ------------------------------
(Sign name exactly as imprinted hereon. If signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signer is a corporation, give full corporate name and have signed by duly authorized officer showing the officer's title.)

- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE